EXECUTION VERSION

CORMEDIX, INC.

STOCKHOLDER AGREEMENT

This Stockholder Agreement (the “Agreement”) is entered into as of the 30th day of January, 2008 by and between CorMedix, Inc., a Delaware corporation (the “Corporation”) and ND Partners LLC, a Delaware limited liability company (the “Investor”).

Recitals

Whereas, pursuant to that certain Common Stock Subscription Agreement (the “Subscription Agreement”) of even date herewith, the Investor has agreed to subscribe for and accept from the Corporation, shares of the Corporation’s Series A Common Stock (the “Common Stock”);

Whereas, in connection with the execution of the Subscription Agreement, the parties desire to enter into this Agreement in order to grant certain preemptive rights, information rights and other rights to the Investor as set forth below.

Now, Therefore, in consideration of these premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1.  GENERAL.

1.1 Definitions.  As used in this Agreement the following terms shall have the following respective meanings:

(a) “Board” means the Corporation’s Board of Directors.

(b) “Convertible Promissory Notes” has the meaning set forth in Section 2.5(b).

(c) “Equity Securities” means (i) any Common Stock, preferred stock or other security of the Corporation, (ii) any security convertible into or exercisable or exchangeable for, with or without consideration, any Common Stock, preferred stock or other security (including any option to purchase such a convertible security), (iii) any security carrying any warrant or right to subscribe to or purchase any Common Stock, preferred stock or other security or (iv) any such warrant or right.

(d) “Escrow Agreement” means that certain Escrow Agreement, dated as of the date hereof by and among Investor, the Corporation and the Escrow Agent named therein.

(e) “Escrow Shares” means the shares issued to Investor and held by the Escrow Agent pursuant to this Agreement, the Subscription Agreement and the Escrow Agreement.

(f) “Excluded Securities” means the securities listed in Section 2.5.

(g) “Fully Diluted Capitalization” shall have the meaning given in the Subscription Agreement.

(h)  “Initial Offering” means the Corporation’s first firm commitment underwritten public offering of its Common Stock registered under the Securities Act.

(i) “License Agreement” means that certain License and Assignment Agreement dated as of  even date herewith by and between the Corporation and the Investor.

(j) “Qualifying Financing Amount” means a total of $25,000,000 of cash raised by the Corporation after the date hereof through the issuance and sale, to parties other than the Investor, of Equity Securities or other securities convertible into Equity Securities in one or a series of transactions.

(k) “Register,” “registered,” and “registration” refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of effectiveness of such registration statement or document.

(l)  “SEC” means the Securities and Exchange Commission.

(m) “Securities Act” means the Securities Act of 1933, as amended.

(n) “Shares” means all shares of Common Stock issued to Investor, including Escrow Shares.

SECTION 2.  PREEMPTIVE RIGHTS.

2.1 Subsequent Offerings.  Subject to applicable securities laws, the Investor shall have a preemptive right to purchase its pro rata share of all Equity Securities that the Corporation may, from time to time, propose to sell and issue after the date of this Agreement, other than the Excluded Securities.  The Investor’s pro rata share is equal to the ratio of (a) the number of Shares then issued to Investor to (b) the Fully Diluted Capitalization of the Corporation immediately prior to the issuance of such Equity Securities.

2.2 Exercise of Rights.  If the Corporation proposes to issue any Equity Securities, it shall give the Investor written notice of its intention, describing the Equity Securities, the price and the terms and conditions upon which the Corporation proposes to issue the same.  The Investor shall have fifteen (15) days from the giving of such notice to agree to purchase its pro rata share of the Equity Securities for the price and upon the terms and conditions specified in the notice by giving written notice to the Corporation and stating therein the quantity of Equity Securities to be purchased.  Notwithstanding the foregoing, the Corporation shall not be required to offer or sell such Equity Securities to the Investor if such offer or sale would cause the Corporation to be in violation of applicable federal securities laws by virtue of such offer or sale.

2.3 Issuance of Equity Securities to Other Persons.  The Corporation shall have ninety (90) days thereafter to sell the Equity Securities in respect of which the Investor’s rights were not exercised, at a price and upon general terms and conditions not materially more favorable to the purchasers thereof than specified in the Corporation’s notice to the Investor pursuant to Section 2.2 hereof.  If the Corporation has not sold such Equity Securities within ninety (90) days of the notice provided pursuant to Section 2.2, the Corporation shall not thereafter issue or sell any Equity Securities, without first offering such securities to the Investor in the manner provided above.

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2.4 Sale Without Notice.  In lieu of giving notice to the Investor prior to the issuance of Equity Securities as provided in Section 2.2, the Corporation may elect to give notice to the Investor within thirty (30) days after the issuance of Equity Securities.  Such notice shall describe the type, price and terms of the Equity Securities. The Investor shall have twenty (20) days from the date of receipt of such notice to elect to purchase up to the number of shares that would, if purchased by the Investor, maintain the Investor’s pro rata share (as set forth in Section 2.1) of the Corporation’s equity securities.  The closing of such sale shall occur within sixty (60) days of the date of notice to the Investor.

2.5 Excluded Securities.  The preemptive rights established by this Section 2 shall have no application to any of the following Equity Securities (the “Excluded Securities”):

(a) all shares of Common Stock and/or options, warrants or other Common Stock purchase rights and the Common Stock issued pursuant to such options, warrants or other rights (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like after the date hereof) issued or to be issued after the date hereof to employees, officers or directors of, or consultants or advisors to the Corporation or any subsidiary, pursuant to stock purchase or stock option plans or other compensatory arrangements that are approved by the stockholders of the Corporation;

(b) stock issued or issuable pursuant to any rights or agreements, options, warrants or convertible securities outstanding as of the date of this Agreement, excluding any Equity Securities issued upon conversion of those certain promissory notes of the Corporation outstanding as of the date of this Agreement and described in Section 7 of Schedule 3(c) and 3(e) to the Subscription Agreement (the “Convertible Promissory Notes”); and stock issued pursuant to any such rights or agreements granted after the date of this Agreement, so long as the preemptive rights established by this Section 2 were complied with, waived, or were inapplicable pursuant to any provision of this Section 2.5 with respect to the initial sale or grant by the Corporation of such rights or agreements;

(c) any Equity Securities issued for consideration other than cash pursuant to a merger, consolidation, acquisition or similar business combination;

(d) any Equity Securities issued in connection with any stock split, stock dividend or recapitalization by the Corporation;

(e) any Equity Securities issued pursuant to any equipment loan or leasing arrangement, real property leasing arrangement, or debt financing from a bank or similar financial or lending institution;

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(f) any Equity Securities that are issued by the Corporation pursuant to a registration statement filed under the Securities Act;

(g) any Equity Securities issued in connection with strategic transactions involving the Corporation and other entities, including, without limitation (i) joint ventures, strategic alliances, or research and development collaborations, (ii) technology transfer, licensing or development arrangements or (iii) other than any other transactions involving third parties; provided that such transaction is not primarily for equity financing purposes; and

(h) any Equity Securities issued to the Investor.

2.6 Termination of Preemptive Rights.   The rights granted to Investor pursuant to this Section 2 shall terminate and be of no further force and effect upon the earlier of (i) receipt by the Corporation of the Qualifying Financing Amount, provided, that Investor’s rights under Section 2.1 shall apply solely to the sale of Equity Securities up to and including the Qualifying Financing Amount and (ii) the termination of this Agreement pursuant to Section 5.12.

SECTION 3.  COVENANTS OF THE CORPORATION.

3.1 Basic Financial Information and Reporting.

(a) The Corporation will furnish the Investor a balance sheet of the Corporation when available to the Board, as at the end of such fiscal year, and a statement of income and a statement of cash flows of the Corporation, for such year, all prepared in accordance with generally accepted accounting principles consistently applied (except as noted therein or as disclosed to the recipients thereof), with the exception that no notes need be attached to such statements and year-end audit adjustments may not have been made, and setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail.

(b) As soon as practicable after the end of the first, second and third quarterly accounting periods in each fiscal year of the Corporation, and in any event within forty-five (45) days thereafter, a balance sheet of the Corporation as of the end of each such quarterly period, and a statement of income and a statement of cash flows of the Corporation for such period and for the current fiscal year to date, prepared in accordance with generally accepted accounting principles consistently applied (except as noted therein or as disclosed to the recipients thereof), with the exception that no notes need be attached to such statements and year-end audit adjustments may not have been made.

(c) The Corporation will furnish the Investor: (i) at least thirty (30) days prior to the beginning of each fiscal year an annual budget and operating plans for such fiscal year (and as soon as available, any subsequent written revisions thereto); and (ii) as soon as practicable after the end of each month, and in any event within twenty (20) days thereafter, a balance sheet of the Corporation as of the end of each such month, and a statement of income and a statement of cash flows of the Corporation for such month and for the current fiscal year to date, including a comparison to plan figures for such period, prepared in accordance with generally accepted accounting principles consistently applied (except as noted thereon), with the exception that no notes need be attached to such statements and year-end audit adjustments may not have been made.

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3.2 Inspection Rights.  The Investor shall have the right to visit and inspect any of the properties of the Corporation or any of its subsidiaries, and to discuss the affairs, finances and accounts of the Corporation or any of its subsidiaries with its officers, and to review such information as is reasonably requested all at such reasonable times and as often as may be reasonably requested; provided, however, that the Corporation shall not be obligated under this Section 3.2 with respect to a competitor of the Corporation or with respect to information which the Board determines in good faith is confidential or attorney-client privileged and should not, therefore, be disclosed.

3.3 Confidentiality of Records.  The Investor agrees to use the same degree of care as the Investor uses to protect its own confidential information to keep confidential any information furnished to such Investor hereof that the Corporation identifies as being confidential or proprietary (so long as such information is not in the public domain), except that the Investor may disclose such proprietary or confidential information (i) to any partner, subsidiary or parent of the Investor as long as such partner, subsidiary or parent is advised of and agrees or has agreed to be bound by the confidentiality provisions of this Section 3.3 or comparable restrictions; (ii) at such time as it enters the public domain through no fault of the Investor; (iii) that is communicated to it free of any obligation of confidentiality; (iv) that is developed by the Investor or its agents independently of and without reference to any confidential information communicated by the Corporation; or (v) as required by applicable law.

3.4 Visitation Rights.  The Corporation shall allow one representative designated by the Investor to attend all meetings of the Board in a nonvoting capacity.  The Corporation shall give such representative copies of all notices, minutes, consents and other materials, financial or otherwise, which the Corporation provides to its Board; provided, however, that the Corporation reserves the right to exclude such representative from access to any material or meeting or portion thereof if the Board, in good faith, believes upon advice of counsel that such exclusion is reasonably necessary to preserve the attorney-client privilege, to protect highly confidential information or for other similar reasons.  The decision of the Board with respect to the privileged or confidential nature of such information shall be final and binding.

3.5 Registration Rights.  If the Corporation shall issue any Equity Securities and grant to the purchasers of such Equity Securities registration rights, the Corporation shall grant the Investor pari passu registration rights applicable to the Shares, subject to the terms, conditions and restrictions applied to the purchasers receiving such registration rights.

3.6 Liquidation Rights.  If the Corporation shall issue any Equity Securities having rights senior to the Shares in respect of the receipt of a distribution or payment upon any liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary, the Corporation shall grant the Investor pari passu liquidation rights applicable to the Shares, subject to the terms, conditions and restrictions applied to the liquidation rights of the purchasers of such Equity Securities.

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3.7 Adjustment to Issued Shares.  The Corporation shall issue to Investor the applicable number of Adjustment Shares and Adjustment Escrow Shares (as defined below) promptly following any issuance and sale of any Equity Securities, except for any Excluded Securities, provided, however, in the case of stock options, warrants, convertible promissory notes or other convertible securities where applicable conversion prices or exercise prices are not known at the time of issuance, the Corporation shall issue to Investor the applicable number of Adjustment Shares and Adjustment Escrow Shares at such time as the applicable conversion price or exercise price is determined (including, with respect to the Convertible Promissory Notes, if such conversion price is determined in connection with or after the transaction or series of transactions in which the Qualifying Financing Amount is received by the Corporation).  For purposes of this Agreement, “Adjustment Shares” shall mean the number of shares of Common Stock such that following the issuance of the Equity Securities, Investor’s then-outstanding shares of Common Stock (excluding any Escrow Shares and excluding any Equity Securities purchased by the Investor after the date hereof) shall represent a total of 5% of the Fully-Diluted Capitalization of the Corporation (excluding any Equity Securities purchased by the Investor after the date hereof), and “Adjustment Escrow Shares” shall mean the number of shares of Common Stock such that following the issuance of the Equity Securities, Investor’s Escrow Shares shall represent a total of 2% of the Fully-Diluted Capitalization of the Corporation (excluding any Equity Securities purchased by the Investor after the date hereof).  Within five (5) days of becoming obligated to issue such shares pursuant to this Section 3.7, (i) the Corporation shall deliver a certificate representing such number of Adjustment Shares to Investor and such shares shall be issued pursuant to the Subscription Agreement and (ii) the Corporation shall deliver a certificate representing such number of Adjustment Escrow Shares to Escrow Agent and thereupon such shares shall be Escrow Shares issued pursuant to the Subscription Agreement and subject to the terms of the Escrow Agreement.  The Adjustment Escrow Shares shall be deemed to be issued and outstanding shares of Corporation’s Common Stock from the times required to be issued pursuant to this Section 3.7.  The Escrow Shares shall be held by the Escrow Agent, until in accordance with, and upon the events described in Section 3 of the Escrow Agreement, the Escrow Agent shall release the applicable number of Escrow Shares from the Escrow Account (as defined in the Escrow Agreement), and deliver to Investor a certificate or certificates evidencing such number of Escrow Shares.

3.8 Termination of Covenants.  The covenants of the Corporation contained in Sections 3.1, 3.2 and 3.4 shall expire and terminate on such date that the Investor (or its affiliates) holds less than 50% of the Initial Subscriber Shares (as such term is defined in the Subscription Agreement).  The covenants of the Corporation contained in Sections 3.5-3.6 shall expire and terminate upon consummation of one or more financings in which the Qualifying Financing Amount is received by the Corporation. Except as is specifically stated in Section 3.7, the covenants of the Corporation contained in Section 3.7 shall expire and terminate upon receipt by the Corporation of the Qualifying Financing Amount in one or more financings, provided, that Investor’s rights under such section shall apply solely to the sale of Equity Securities up to and including the Qualifying Financing Amount.  The Investor shall not assign any of its rights or the covenants contained in Section 3 without the express prior written consent of the Corporation, and any attempted assignment of such rights or covenants by the Investor without such consent shall be void and of no effect.

SECTION 4.  RESTRICTIONS ON TRANSFER

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4.1 Restrictions on Transfer.

(a) Right of First Refusal. The Investor shall not sell, assign, pledge, or in any manner transfer any Shares or any right or interest therein, whether voluntarily or by operation of law, or by gift or otherwise, except by a transfer which meets the requirements set forth in this Section 4.1(a):

(i) If the Investor desires to sell or otherwise transfer any of its Shares, it shall first give written notice thereof to the Corporation.  The notice shall name the proposed transferee and state the number of Shares to be transferred, the proposed consideration, and all other terms and conditions of the proposed transfer.

(ii) For fifteen (15) days following receipt of such notice, the Corporation shall have the option to purchase all (but not less than all) of the Shares specified in the notice at the price and upon the terms set forth in such notice; provided, however, that, with the consent of the Investor, the Corporation shall have the option to purchase a lesser portion of the Shares specified in said notice at the price and upon the terms set forth therein.  In the event of a gift, property settlement or other transfer in which the proposed transferee is not paying the full price for the Shares, and that is not otherwise exempted from the provisions of this Section 4.1(a), the price shall be deemed to be the fair market value of the stock at such time as determined in good faith by the Board.  In the event the Corporation elects to purchase all of the Shares or, with consent of the Investor, a lesser portion of the Shares, it shall give written notice to the Investor of its election and settlement for said Shares shall be made as provided below in paragraph (d).

(iii) The Corporation may assign its rights hereunder.

(iv) In the event the Corporation and/or its assignee(s) elect to acquire any of the Shares of the Investor as specified in said notice, the Secretary of the Corporation shall so notify the Investor and settlement thereof shall be made in cash within thirty (30) days after the Secretary of the Corporation receives said notice; provided that if the terms of payment set forth in the notice were other than cash against delivery, the Corporation and/or its assignee(s) shall pay for said Shares on the same terms and conditions set forth in said notice.

(v) In the event the Corporation and/or its assignees(s) do not elect to acquire all of the Shares specified in the notice, the Investor may, subject to and in accordance with the provisions of Section 4.1(b), within the ninety (90) day period following the expiration of the option rights granted to the Corporation and/or its assignees(s) herein, transfer the Shares specified in said notice which were not acquired by the Corporation and/or its assignees(s) as specified in said notice.  All Shares so sold by the Investor shall continue to be subject to the provisions of this Agreement in the same manner as before the transfer.

(vi) Anything to the contrary contained herein notwithstanding, the following transactions shall be exempt from the provisions of this Section 4.1(a):

(1) Investor’s bona fide pledge or mortgage of any Shares to a lender, provided that any subsequent transfer of said Shares by said institution shall be conducted in the manner set forth in this Agreement.

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(2) A transfer of Shares by the Investor to its affiliates, provided that the transferee will agree in writing to be subject to the terms of this Agreement to the same extent as if it were the Investor hereunder.

(3) A transfer of Shares to its members or former members of the Investor in accordance with their interest in the Investor; provided that the transferee will agree in writing to be subject to the terms of this Agreement to the same extent as if he were the Investor hereunder.

(4) A transfer by a holder who holds Shares as a transferee pursuant to this Section 4.2(a) either during such holder’s lifetime or on death by will or intestacy to such holder’s spouse or children, or to a trust or other entity of which the holder or such holder’s spouse or children is a beneficiary/beneficial owner, or to an entity controlling, controlled by or under common control with such holder, provided that any such transferee will agree in writing to be subject to the terms of this Agreement to the same extent as if he were the Investor hereunder.

(b) The Investor agrees not to make any disposition of any shares of the Corporation held by the Investor unless such disposition complies with the terms of the Escrow Agreement and unless and until:

(i) there is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement and Section 4.2; or

(ii) (A) The transferee has agreed in writing to be bound by the terms of this Agreement, (B) the Investor shall have notified the Corporation of the proposed disposition and shall have furnished the Corporation with a detailed statement of the circumstances surrounding the proposed disposition, and (C) if reasonably requested by the Corporation, the Investor shall have furnished the Corporation with an opinion of counsel, reasonably satisfactory to the Corporation, that such disposition will not require registration of such shares under the Securities Act.  It is agreed that the Corporation will not require opinions of counsel for transactions made pursuant to Rule 144, except in unusual circumstances.

Notwithstanding the provisions of this subsection (b), no such restriction shall apply to a transfer by the Investor if it transfers shares to its members or former members in accordance with their interest in the Investor; provided that the transferee will agree in writing to be subject to the terms of this Agreement to the same extent as if he were the Investor hereunder.

(c) Any sale or transfer, or purported sale or transfer, of securities of the Corporation shall be null and void unless the terms, conditions, and provisions of this Section 4.1 are strictly observed and followed.

(d) Each certificate representing the Shares shall be stamped or otherwise imprinted with legends substantially similar to the following (in addition to any legend required under applicable state securities laws):

THE SECURITIES REPRESENTED HEREBY HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”) AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER THE ACT OR UNLESS THE CORPORATION HAS RECEIVED AN OPINION OF COUNSEL SATISFACTORY TO THE CORPORATION AND ITS COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED.

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THE SALE, PLEDGE, HYPOTHECATION OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE TERMS AND CONDITIONS OF A CERTAIN STOCKHOLDER AGREEMENT BY AND BETWEEN THE STOCKHOLDER AND THE CORPORATION.  COPIES OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE CORPORATION.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A RIGHT OF FIRST REFUSAL OPTION IN FAVOR OF THE CORPORATION AND/OR ITS ASSIGNEE(S).

(e) The Corporation shall be obligated to reissue promptly unlegended certificates at the request of the Investor if the Corporation has completed its Initial Offering and the Investor shall have obtained an opinion of counsel (which counsel may be counsel to the Corporation) reasonably acceptable to the Corporation to the effect that the securities proposed to be disposed of may lawfully be so disposed of without registration, qualification and legend, provided that the second legend listed above shall be removed only at such time as the Investor is no longer subject to any restrictions hereunder.

(f) Any legend endorsed on an instrument pursuant to applicable state securities laws and the stop-transfer instructions with respect to such securities shall be removed upon receipt by the Corporation of an order of the appropriate blue sky authority authorizing such removal.

4.2 “Market Stand-Off” Agreement.  The Investor hereby agrees that it shall not sell, transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale, any securities of the Corporation held by the Investor (other than those included in the registration) (i) during the 180-day period following the effective date of the Initial Offering (or such longer period as the underwriters or the Corporation shall request in order to facilitate compliance with NASD Rule 2711 or NYSE Member Rule 472 or any successor or similar rule or regulation), and (ii) the 90-day period following the effective date of a registration statement of the Corporation filed under the Securities Act (or such longer period as the underwriters or the Corporation shall request in order to facilitate compliance with NASD Rule 2711 or NYSE Member Rule 472 or any successor or similar rule or regulation); provided, that, with respect to (i) and (ii) above, all executive officers and directors of the Corporation and all holders of at least one percent (1%) of the Corporations’s voting securities are bound by and have entered into similar agreements. The obligations described in this Section 4.2 shall not apply to a registration relating solely to employee benefit plans on Form S-1 or Form S-8 or similar forms that may be promulgated in the future, or a registration relating solely to a transaction on Form S-4 or similar forms that may be promulgated in the future.

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SECTION 5.  MISCELLANEOUS.

5.1 Governing Law.  This Agreement shall be governed by and construed under the laws of the State of New York in all respects as such laws are applied to agreements among New York residents entered into and to be performed entirely within New York, without reference to conflicts of laws or principles thereof.  The parties agree that any action brought by either party under or in relation to this Agreement, including without limitation to interpret or enforce any provision of this Agreement, shall be brought in, and each party agrees to and does hereby submit to the jurisdiction and venue of, any state or federal court located in the Borough of Manhattan, County of New York.

5.2 Successors and Assigns.  Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors, assigns, heirs, executors, and administrators and shall inure to the benefit of and be enforceable by each person who shall be a holder of Shares from time to time; provided, however, that prior to the receipt by the Corporation of adequate written notice of the transfer of any Shares specifying the full name and address of the transferee, the Corporation may deem and treat the person listed as the holder of such shares in its records as the absolute owner and holder of such shares for all purposes, including the payment of dividends or any redemption price.

5.3 Entire Agreement.  This Agreement, the Subscription Agreement and the other documents delivered pursuant thereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and no party shall be liable or bound to any other in any manner by any oral or written representations, warranties, covenants and agreements except as specifically set forth herein and therein.  Each party expressly represents and warrants that it is not relying on any oral or written representations, warranties, covenants or agreements outside of this Agreement.

5.4 Severability.  In the event one or more of the provisions of this Agreement should, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

5.5 Amendment and Waiver.  Except as otherwise expressly provided, this Agreement may be amended or modified, and the obligations of the Corporation and the rights of the Investor may be waived, only upon the written consent of the Corporation and the Investor.

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5.6 Delays or Omissions.  It is agreed that no delay or omission to exercise any right, power, or remedy accruing to any party, upon any breach, default or noncompliance by another party under this Agreement shall impair any such right, power, or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of any similar breach, default or noncompliance thereafter occurring.  It is further agreed that any waiver, permit, consent, or approval of any kind or character on any party’s part of any breach, default or noncompliance under the Agreement or any waiver on such party’s part of any provisions or conditions of this Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing.  All remedies, either under this Agreement, by law, or otherwise afforded to any party, shall be cumulative and not alternative.

5.7 Notices.  All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt.  All communications shall be sent to the party to be notified at the address as set forth on the signature pages hereof hereto or at such other address as such party may designate by ten (10) days advance written notice to the other parties hereto.

5.8 Attorneys’ Fees.  In the event that any suit or action is instituted under or in relation to this Agreement, including without limitation to enforce any provision in this Agreement, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement, including without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.

5.9 Titles and Subtitles.  The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

5.10 Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

5.11 Pronouns.  All pronouns contained herein, and any variations thereof, shall be deemed to refer to the masculine, feminine or neutral, singular or plural, as to the identity of the parties hereto may require.

5.12 Termination.  This Agreement shall terminate and be of no further force or effect upon the earliest of: (i) the consummation of a merger, consolidation or other corporate transaction involving (directly or indirectly) the Corporation such that immediately after the consummation of such merger, consolidation or other corporate transaction, the stockholders of the Corporation immediately prior thereto do not own, directly or indirectly, outstanding voting securities representing more than 50% of the combined outstanding voting power of the surviving entity in such merger, consolidation or other corporate transaction in substantially the same proportions as their ownership of the outstanding voting securities of the Corporation immediately prior to such transaction; (ii) the Corporation’s Initial Offering; and (iii) the date upon which the Corporation merges with or otherwise becomes a wholly-owned subsidiary of a company that is subject to the public company reporting requirements of the Securities Exchange Act of 1934, as amended, or the equivalent reporting requirements of the Ontario Securities Commission, or that is listed on the London Stock Exchange main market, the Euronext markets, or AIM, provided, that the Investor’s obligations under Sections 3.3 and 4.2 shall continue and survive such termination.

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[THIS SPACE INTENTIONALLY LEFT BLANK]

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In Witness Whereof, the parties hereto have executed this Stockholder Agreement as of the date set forth in the first paragraph hereof.

CORPORATION:

CORMEDIX, INC.

By:    /s/ Bruce Cooper
Name:  Bruce Cooper
Title:  CEO

INVESTOR:

ND PARTNERS LLC

By:   /s/ Anastasios Parafestas
Anastasios Parafestas, Managing Member of Spinnaker
Capital LLC, the Managing Member of ND Partners LLC

[SIGNATURE PAGE TO STOCKHOLDER AGREEMENT]

i.

Table Of Contents
(CONTINUED)

		Page

5.9	Titles and Subtitles	11

5.10	Counterparts	11

5.11	Pronouns	11

5.12	Termination	11

ii.